Exhibit 99.1

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
May 4, 2006

CONTACT:

Sam Reinkensmeyer Chief Financial Officer CNS, Inc. (952) 229-1500 sreinkensmeyer@cns.com Nasdaq Symbol: CNXS	Joseph Diaz, Jr. Lytham Partners, LLC (602) 889-9700 diaz@lythampartners.com

CNS, Inc. Reports Record Fiscal 2006 Results

•	Full year net sales increased 20%; net income up 26%;
•	Full year diluted earnings per share increased 24% to $1.15;
•	Breathe Right® domestic sales grew 9%; Breathe Right international sales increased 32%; and Fiber Choice® sales rose 70% for the full year;
•	Fourth quarter sales rose 13%; diluted earnings per share grew 15% to $0.32;
•	Company provides fiscal 2007 estimates for sales growth of 11%-16% and diluted earnings per share growth of 12%-20%, compared to proforma fiscal 2006 diluted earnings per share.

        MINNEAPOLIS, May 4 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right Company, today announced results for fiscal year 2006 and the fourth quarter ended March 31, 2006.

        For the fiscal year, net sales grew to a record $112.6 million, up 20% from $93.7 million in fiscal 2005. Net income rose 26% to $17.2 million, or $1.15 per diluted share, compared to fiscal 2005 net income of $13.7 million, or $0.93 per diluted share. Included in fiscal 2005 was a pre-tax benefit of $1.1 million, or $0.05 per diluted share related to a non-recurring European import duty refund. Excluding the duty refund in fiscal 2005, diluted earnings per share for fiscal 2006 grew 31% compared to the prior year.

        Net sales for the fourth quarter of fiscal 2006 were $32.1 million, up 13% compared to $28.4 million in the same period last year. Net income for the fourth quarter grew 14% to $4.7 million, or $0.32 per diluted share, compared to $4.1 million, or $0.28 per diluted share, for the fourth quarter of fiscal 2005.

        “We are very pleased to report 20% consolidated revenue growth and a 26% increase in net income for fiscal 2006. All of our product lines turned in strong results with our Breathe Right domestic, Breathe Right international and FiberChoice brands growing 9%, 32% and 70%, respectively,” said Marti Morfitt, President and Chief Executive Officer of CNS, Inc. “In addition to solid consumer demand trends for our existing items, we are encouraged by strong retail customer acceptance of our new FiberChoice items launched in February 2006.”

CNS, Inc. Reports Fiscal 2006 Fourth Quarter Results

        Ms. Morfitt continued, “We were pleased with the 32% annual increase in international sales. We are still at an early stage of building brand awareness and loyalty for the Breathe Right brand overseas, and are encouraged by this year’s progress.”

        During fiscal 2006, CNS focused on a number of key initiatives to further develop the Breathe Right and FiberChoice brands. Key accomplishments in fiscal 2006 include:

•	Growing consumer demand for domestic nasal strips by 9% using the proven “How it Works” advertising demonstration to attract new nasal strip users, and the launch of a 28-count mentholated nasal strip item;

•	Increasing FiberChoice sales 70% with the expansion of advertising and the February 2006 introduction of two new innovative FiberChoice products — FiberChoice® plus Calcium and FiberChoice® Weight Management;

•	Development of Breathe Right® Snore Relief™ throat rinse, a drug-free, over-the-counter liquid that lubricates throat tissues to minimize vibrations and control snoring, with initial shipments scheduled for July 2006.

Annual and Fourth Quarter Product Sales and Operating Results
        Domestic Breathe Right sales for the 2006 fiscal year were $74.6 million, up 9% versus $68.4 million in fiscal year 2005, due to continued strong consumer demand for nasal strips. Fourth quarter domestic Breathe Right sales grew 2% to $20.0 million, compared to $19.5 million in the fourth quarter of fiscal 2005. Domestic nasal strips revenues grew 5% during the fourth quarter, but overall revenue growth was moderated by the declining sales trends on Vapor Shot!TM and saline spray.

        Full year international Breathe Right sales totaled $17.0 million, up 32% versus fiscal 2005 sales of $12.9 million. Sales growth resulted from strong shipments to Canada and the UK, as well as the resumption of normal shipments to Japan. In the first eight months of fiscal 2005, no revenues were recorded in Japan due to high inventory levels in that market. International sales of Breathe Right products in the fiscal 2006 fourth quarter grew 5% to $5.1 million, up from international sales in the prior year period of $4.8 million.

        FiberChoice sales for fiscal 2006 totaled $20.8 million, up 70% compared to $12.2 million in fiscal 2005. Sales growth resulted from continued growth in consumer demand for the existing tablets as well as the strong initial shipments for the two new FiberChoice products launched in February 2006. Sales of FiberChoice products in the 2006 fourth quarter were $7.1 million, up 73% compared to sales of $4.1 million in last year’s fourth quarter.

CNS, Inc. Reports Fiscal 2006 Fourth Quarter Results

        The gross profit rate for the fourth quarter of fiscal 2006 was 71%, up one percentage point compared to the prior year period, attributable to lower product costs and higher average pricing on the FiberChoice brand. Advertising and promotion expense for the 2006 fourth quarter of $10.7 million rose 23% compared to $8.7 million in the year earlier period, primarily due to increased advertising levels for both the FiberChoice and Breathe Right brands.

        CNS generated $15.8 million in cash from operations in fiscal 2006, up from $14.7 million in fiscal 2005. As of March 31, 2006, the company had $52.6 million in cash and marketable securities. During fiscal 2006, CNS repurchased 655,105 shares of its common stock for $13.9 million.

        In January 2006, CNS purchased from Onesta Nutrition, Inc. a portfolio of domestic and international patents and patents pending related to the FiberChoice brand for approximately $8 million. The purchase reflects CNS’ commitment to further develop and grow the FiberChoice brand. The purchase was funded by CNS’ existing cash balances, and is expected to be earnings neutral in the fiscal year ending March 31, 2007.

        Yesterday, the company announced a 17% increase in its quarterly cash dividend from $0.06 per share to $0.07 per share, payable on June 9, 2006 to shareholders of record as of May 26, 2006.

Company Provides Fiscal 2007 Outlook
        For the year ending March 31, 2007, CNS expects sales of $125 million to $131 million, up 11% to 16% versus the 2006 fiscal year.

        As of April 1, 2006, CNS adopted Statement of Financial Accounting Standards SFAS No. 123R, which requires the expensing of all stock based compensation. CNS anticipates diluted earnings per share for fiscal 2007 to be in the range of $1.19 to $1.27, including the impact of adopting SFAS No. 123R. Total stock based compensation expense for fiscal 2007 is expected to be approximately $.08 to $.10 per share. Fiscal 2006 diluted earnings per share would have been reduced by $.09 per share as a result of stock based compensation expense, resulting in proforma diluted earning per share of $1.06. The estimated range of diluted earnings per share for fiscal 2007 represents 12% to 20% growth compared to proforma fiscal 2006 diluted earnings per share (see attached reconciliation of GAAP to Non-GAAP disclosures).

        During fiscal 2007, CNS plans to spread its Breathe Right advertising and promotional spending more evenly throughout the year as part of the company’s strategy to promote year-round usage of nasal strips to address consumers’ chronic nasal breathing problems. As a result, operating profit in the first quarter of fiscal 2007 is expected to decline slightly compared to the prior year, but increase nicely for the remainder of the year.

CNS, Inc. Reports Fiscal 2006 Fourth Quarter Results

        “We are energized by our plans to continue strong revenue and profit growth in fiscal 2007. Our team will leverage our pipeline of proven growth tactics to maintain momentum as we enter fiscal 2007,” concluded Ms. Morfitt.

Conference Call Webcast
A conference call to review the fourth quarter results is scheduled today at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the live conference call or replay over the Internet by logging onto CNS’ Web site at www.cns.com. A replay of the fourth quarter conference call may also be accessed by dialing 800-405-2236 (international callers please dial 303-590-3000), conference call ID 11059197, between 6 p.m. CT on May 4, 2006, and 6 p.m. CT on May 11, 2006.

About CNS, Inc.
CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. The company focuses on products that address important consumer needs within the aging well/self-care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

Some of the statements contained in this news release contain forward-looking statements that are subject to certain business risks, including those risks described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005, as well as other filings with the Securities and Exchange Commission. The Company undertakes no duty or obligation to update any of the forward-looking statements after the date of this release.

FINANCIAL TABLES ON FOLLOWING PAGES

CNS, Inc. Reports Fiscal 2006 Fourth Quarter Results

CNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts) (unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2006	2005	2006	2005
Net sales	$32,118	$28,421	$112,644	$93,732
Cost of goods sold	9,191	8,496	33,185	26,704

Gross profit	22,927	19,925	79,459	67,028

Operating expenses:
Advertising and promotion	10,684	8,720	34,945	29,684
Selling, general and administrative	5,140	5,131	18,914	17,293

Total operating expenses	15,824	13,851	53,859	46,977

Operating income	7,103	6,074	25,600	20,051
Investment income	256	265	1,219	935

Income before income taxes	7,359	6,339	26,819	20,986
Income tax expense	2,659	2,200	9,576	7,284

Net income	$4,700	$4,139	$17,243	$13,702

Diluted net income per share	$.32	$.28	$1.15	$.93

Weighted average number of common and
potential common shares outstanding	14,831	15,021	15,001	14,758

CNS, Inc. Reports Fiscal 2006 Fourth Quarter Results

CNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

	March 31, 2006	March 31, 2005
Current assets:
Cash and cash equivalents	$4,152	$4,814
Marketable securities	48,439	55,936
Accounts receivable, net	17,667	15,030
Inventories	5,766	4,531
Other current assets	3,277	3,403

Total current assets	79,301	83,714
Long-term assets	11,173	3,501

Total assets	$90,474	$87,215

Current liabilities	15,211	16,064
Stockholders’ equity	75,263	71,151

Total liabilities and stockholders’ equity	$90,474	$87,215

CNS, Inc. Reports Fiscal 2006 Fourth Quarter Results

CNS, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended March 31,
	2006	2005
Operating activities:
Net income	$17,243	$13,702
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	964	797
Deferred income taxes	180	299
Other	0	1
Changes in operating assets and liabilities:
Accounts receivable	(2,636)	(3,636)
Inventories	(1,234)	(399)
Prepaid expenses and other current assets	(52)	1,402
Accounts payable and accrued expenses	1,314	2,576

Net cash provided by operating activities	15,779	14,742

Investing activities:
Purchases of marketable securities	(59,513)	(80,795)
Sales and maturities of marketable securities	67,105	64,846
Payments for purchases of property and equipment	(637)	(52)
Payments for product rights	(8,003)	(557)

Net cash used in investing activities	(1,048)	(16,558)

Financing activities:
Proceeds from the issuance of common stock
under Employee Stock Purchase Plan	194	158
Proceeds from the exercise of stock options	1,745	1,749
Purchase of treasury shares	(13,929)	(1,351)
Dividends paid	(3,403)	(2,797)

Net cash used in financing activities	(15,393)	(2,241)

Net decrease in cash and cash equivalents	(662)	(4,057)

Cash and cash equivalents:
Beginning of period	4,814	8,871

End of period	$4,152	$4,814

CNS, Inc. Reports Fiscal 2006 Fourth Quarter Results

Use of Non-GAAP financial measures
The non-GAAP financial measures used in this press release quantify the impact of adopting Financial Accounting Standards Board (FASB) Statement of Accounting Standards No. 123R related to the expensing of stock option compensation and the one-time European import duty refund. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these non-GAAP financial measures to be helpful in assessing the Company’s on-going operating results and allow for greater transparency related to supplemental information. Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

CNS, INC.
RECONCILIATION OF GAAP TO NON GAAP DISCLOSURES
(in thousands) (unaudited)

Twelve Months Ended March 31, 2005

Diluted earnings per share, as reported	$0.93

Proforma adjustment, net of income taxes (1)	0.05

Diluted earnings per share excluding favorable impact of European import duty refund	$0.88

(1)	The Company received a $1.1 million pre-tax refund of previously paid European Community import duties on Breathe Right® nasal strips relating to an import duty appeal recorded in fiscal 2005.

Twelve Months Ended March 31, 2005

Diluted earnings per share, as reported	$1.15

Deduct: Total stock based compensation expense
determined under fair value method, net of related tax effects	0.09

Proforma diluted earnings per share	$1.06

Fiscal 2007 estimated range of diluted earnings per share	$1.19 to $1.27
Percent change	12% to 20%